Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

(PERFORMANCE-BASED)

Vantage Drilling International

Amended and Restated 2016 Management Incentive Plan

This Award Agreement (this “Agreement”) is made as of the [•] day of [•] (the “Grant Date”) between Vantage Drilling International (the “Company”), and [•] (“Participant”), and is made pursuant to the terms of the Vantage Drilling International Amended and Restated 2016 Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1. Grant of Restricted Stock Units. The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of up to [•] restricted stock units (“Restricted Stock Units”). Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one unit of Stapled Securities.

Section 2. Vesting of the Restricted Stock Units.

a)	Generally. The Restricted Stock Units will become eligible to vest upon the first to occur of (i) a Qualified Liquidity Event after the Grant Date or (ii) the seventh anniversary of the Effective Date (in either case, the “Vesting Eligibility Date”).

b)	As soon as reasonably practicable following the Vesting Eligibility Date, the Board will determine the multiple of Total Enterprise Value achieved by the Company as of the Vesting Eligibility Date (the “TEV Multiple”). Based on the TEV Multiple, a percentage of the “Eligible Units” (determined pursuant to Section 3) will vest in accordance with the table set forth below.

For purposes of this Agreement, “Total Enterprise Value” shall be reasonably determined as of the Vesting Eligibility Date by the Board in good faith as (i) the Fair Market Value of a share of Common Stock multiplied by the number of shares of Common Stock then outstanding, plus (ii) an amount equal to the then principal amount of all of the Company’s then outstanding interest-bearing debt minus the then total balance sheet cash, plus (iii) the fair market value of all preferred stock then outstanding, plus (iv) the amount of cash then held by the Company in excess of the Company’s total balance sheet cash at the date of emergence from Chapter 11 (which amount of cash, for the avoidance of doubt, was estimated at $242 million in the Disclosure Statement dated December 2, 2015); provided that the following shall both be deducted from the calculation of Total Enterprise Value: (A) any net cash proceeds from the Petrobras litigation matter and (B) any Petrobras Non-Cash Portion; provided that, for such purposes, PIK Notes shall be deemed to have been converted into Common Stock in accordance with the terms of the PIK Notes Indenture as of the Vesting Eligibility Date (whether or not then convertible pursuant to the terms thereof), and the number of shares of outstanding Common Stock for purposes of clause (i) shall be appropriately increased and the principal amount of the Company’s outstanding interest-bearing debt for purposes of clause (ii) shall be appropriately decreased.

TEV Multiple	Vesting Percentage
TEV Less than [•]	[	•]%
TEV Equals [•]	[	•]%
TEV Equals [•]	[	•]%
TEV Equals [•]	[	•]%
TEV Equals [•]	[	•]%
TEV Equals or Exceeds [•]	[	•]%

c)	Subject to Section 3, vesting of the Restricted Stock Units is subject to Participant’s continuous Service with the Company on the Vesting Eligibility Date. If, on the Vesting Eligibility Date, the actual TEV Multiple exceeds a specified level as set forth in the table above, but is below the next specified level (if applicable), the payout percentage shall be linearly interpolated based on (i) where the actual TEV Multiple falls between the two nearest specified levels as set forth in the table above and (ii) the two corresponding vesting percentages specified in the table above. For the avoidance of doubt, the Committee shall in good faith consider adjustments to the specified TEV Multiple levels set forth above upon the occurrence of any event contemplated by Section 4.2 of the Plan (including, without limitation, any extraordinary dividend) in order to be equitable to Participant in light of such event, consistent with the terms of the Plan.

d)	Any portion of the Restricted Stock Units which does not become vested on the Vesting Eligibility Date will be automatically forfeited and cancelled and Participant will not be entitled to any compensation or other amount with respect thereof.

Section 3. Termination of Service. Upon the occurrence of a termination of Participant’s Service, the Restricted Stock Units shall be treated as set forth below.

a)	Termination of Service without Cause or for Good Reason. Upon the occurrence of a termination of Participant’s Service (i) by the Company without Cause or (ii) if Participant is a party to an employment agreement or offer letter with the Company that includes the concept, by Participant for “good reason,” “constructive termination” or like term (as such term is defined in, and determined pursuant to, Participant’s employment agreement or offer letter with the Company), a pro rata portion of the unvested and outstanding Restricted Stock Units will constitute Eligible Units, determined by multiplying the number of Restricted Stock Units by a fraction, the numerator of which is the number of days that Participant provided Services to the Company following the Effective Date and the denominator of which is the total number of days from the Effective Date through the Vesting Eligibility Date; provided that, if a Qualified Liquidity Event occurs within six months following the Participant’s termination of Service by the Company without Cause or by the Participant for “good reason,” “constructive termination” or like term (if applicable), all unvested and outstanding Restricted Stock Units will constitute Eligible Units.

b)	Continued Service. If Participant’s Service continues through the Vesting Eligibility Date, then 100% of the Restricted Stock Units will constitute Eligible Units.

c)	Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service for any reason other than as provided in Section 3(a), all unvested Restricted Stock Units shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4. Settlement. Subject to Participant’s execution of a joinder to the Shareholders Agreement, dated February 10, 2016 by and between the Company and the Shareholders (as defined therein), as amended and/or restated from time to time (or any successor agreement thereto), the applicable portion of the Eligible Units shall be settled upon the first to occur of (i) a Qualified Liquidity Event or (ii) the seventh anniversary of the Effective Date; provided that, in the event the first occurrence of a Qualified Liquidity Event is not also a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control Event”), the applicable Restricted Stock Units shall not be settled until the first to occur of (i) a 409A Change in Control Event or (ii) the seventh anniversary of the Effective Date, so long as such settlement would not result in any additional tax under Section 409A of the Code. No fractional shares of Common Stock or fractional units of a Stapled Security shall be issued, and the value of any such fractional share or fractional unit, as applicable, shall be paid to Participant in cash at Fair Market Value.

Section 5. Repurchase. The Company shall have the right, within six months following the termination of Participant’s Service, to purchase from Participant, and Participant shall sell to the Company, all or any portion of the units of Stapled Securities delivered in settlement of the Restricted Stock Units (and any Common Stock or other securities issued in respect, or pursuant to the terms, thereof), at a price equal to the Fair Market Value thereof, measured as of the date of Participant’s termination of Service, (the “Repurchase Price”). The Repurchase Price shall be paid to Participant at the closing of the repurchase in a lump sum. The Company shall pay the Repurchase Price by the Company’s delivery of a check or wire transfer of immediately available funds against delivery of the certificates or other instruments, if any, representing the units of Stapled Securities, shares of Common Stock or other securities so purchased, duly endorsed. Notwithstanding the foregoing, in the event that the Board determines in good faith that the Company’s payment of all or any portion of the Repurchase Price would violate applicable law or any instrument relating to the Company’s indebtedness, then any applicable Repurchase Price payments otherwise due during such period of prohibition or restriction will be paid by the Company as soon as reasonably practicable following the date that no such prohibitions or restrictions apply.

Upon and following the occurrence of an IPO, the Company’s right to repurchase units of Stapled Securities or shares of Common Stock delivered in settlement of the Restricted Stock Units pursuant to this Section 5 shall be of no force or effect.

Section 6. Restrictions on Transfer. No Restricted Stock Units may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect. Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.

Section 7. Investment Representation. Upon any acquisition of the Stapled Securities underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Stapled Securities, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such Stapled Securities shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Stapled Security underlying the Restricted Stock Units shall be acquired unless and until the Company and/or Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such Stapled Security pursuant to an exemption from registration under the applicable securities laws.

Section 8. Lock-Up Period. Notwithstanding anything contained in this Agreement to the contrary, Participant shall not, without the consent of the Company, sell or otherwise transfer any units of Stapled Securities acquired upon settlement of the Restricted Stock Unit Award (or successor interests thereto received in connection with an IPO) for a period of time, as required by the underwriters in connection with an IPO. The Company may impose stop-transfer instructions and may stamp each stock certificate with a legend as the Company may consider reasonably appropriate under the circumstances to effectuate the foregoing restriction.

Section 9. Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan; provided, however, for the avoidance of doubt, any dividends which are the subject of Dividend Equivalents shall not also be the cause of adjustments to the Restricted Stock Units pursuant to Section 4.2 of the Plan.

Section 10. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 11. Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any units of Stapled Securities (or shares of Common Stock or PIK Notes) underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying Stapled Securities. Notwithstanding the foregoing, to the extent permitted by any applicable indenture, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each unit of Stapled Securities underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock which forms part of the Stapled Securities underlying the Restricted Stock Unit to which such Dividend Equivalent relates and distributions or payments in respect of the Stapled Securities underlying such Restricted Stock Unit arising from the redemption or conversion of all or a portion of the PIK Notes, in each case subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Stapled Securities underlying the Restricted Stock Unit are settled pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends or other distributions declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

Section 12. Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 13. Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 16. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 17. Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

Section 18. Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any existing clawback or recoupment policy, any clawback or recoupment policy as may be adopted or amended from time to time, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. The implementation of any clawback or recoupment policy that is generally applicable to employees or executives of the Company or required by applicable law will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”

Section 19. Non-Competition and Non-Solicitation. For the period during Participant’s Service and for a period of 12 months thereafter (the “Restricted Period”), in consideration of Participant’s receipt of Restricted Stock Units hereunder, Participant hereby agrees that:

a)

Non-Competition. While providing Service, Participant will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company or any of its Subsidiaries provides, and will not work for, in any capacity (including, without limitation, as a consultant), assist, or become affiliated with as an owner, partner, member, agent, representative or creditor of, either directly or indirectly, any individual or business which offer or performs services, or offers or provides products substantially similar to the services and products provided by the Company or any of its Subsidiaries. Following termination of Participant’s Service, during the Restricted Period, Participant will not, for any reason, within any market or country in which the Company or its Subsidiaries have operated assets or provided services, or formulated a plan to operate its assets or provide services during the last 12 months of Participant’s Service, engage in or contribute Participant’s knowledge to any work which is competitive with or similar to a product, process, apparatus, services, or development on which Participant worked or with respect to which Participant had access to while providing Service.

Notwithstanding the foregoing, nothing herein shall prohibit Participant from being a passive owner of not more than two percent of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Subsidiaries or Affiliates. In addition, nothing in this Section 19(a) shall be violated by Participant commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its Subsidiaries or Affiliates so long as Participant and such subsidiary, division or unit does not engage in (and does not assist, directly or indirectly, in engaging) a business in competition with the Company or any of its Subsidiaries or Affiliates. Participant shall be released from the restrictions and obligations set forth in this Section 19(a) upon the occurrence of any event described in subsections (i) or (ii) of a Qualified Liquidity Event.

b)	Non-Solicitation of Customers. During the Restricted Period, Participant will not solicit any business similar in nature to the services provided by the Company or any of its Subsidiaries from any customer or client or prospective customer or client with whom Participant dealt or solicited during the last twelve months of Participant’s Service (“Company Customers”). Notwithstanding the foregoing, the provisions of this Section 19(b) shall not be violated by general advertising or solicitation not primarily or specifically targeted at Company Customers.

c)	Non-Solicitation of Employees. During the Restricted Period, Participant shall not, either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company or any of its Subsidiaries to work for Participant or for another entity, firm, corporation, or individual (“Company Employee”). Notwithstanding the foregoing, the provisions of this Section 19(c) shall not be violated by (A) general advertising or solicitation not primarily or specifically targeted at Company Employees, or (B) Participant serving as a reference, upon request, for any Company Employees.

d)	Participant and the Company acknowledge that the covenants contained in this Section 19 are reasonable under the circumstances. Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Participant further acknowledges that the remedy at law available to the Company or its Subsidiaries for breach of any of Participant’s obligations under this Section 19 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, in addition to any other rights or remedies that the Company or its Subsidiaries may have at law, in equity or under this Agreement, upon proof of Participant’s violation of any such provision of this Agreement, the Company or its Subsidiaries will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

Section 20. Confidential Information. Participant will not, except in Participant’s proper performance of Service or as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or any of its Subsidiaries, or authorize anyone else to do these things at any time either during or subsequent to Participant’s Service. This Section 20 shall continue in full force and effect after termination of Participant’s Service and after the termination of this Agreement. Participant shall continue to be obligated under this Section 20 not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. Participant’s obligations under this Section 20 with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Participant conceives or develops, as well as matters Participant learns from other employees of the Company. Confidential information is defined to include, without limitation, information: (1) disclosed to or known by Participant as a consequence of or through his/her Service; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company or any of its Subsidiaries, and any information provided to the Company or any of its Subsidiaries by a third party under restrictions against disclosure or use by the Company or others. Nothing herein shall be construed to prevent disclosure of Confidential Information or proprietary information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order and, to the extent permitted by law or legal process, Participant first notifies the Company to facilitate the Company seeking a protective order. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, to the extent that such rules are applicable to the Company, or of any other whistleblower protection provisions of state or federal law or regulation which are applicable to the Company, or (ii) require notification or prior approval by the employer of any reporting described in clause (i).

Section 21. Non-Disparagement. Participant will not, while providing Service or during the longer of (i) the three year period following Participant’s termination of Service or (ii) the period while any Restricted Stock Units remain outstanding and unsettled pursuant to Section 4, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Company or any of its Affiliates, or any of their respective Subsidiaries, or any of their respective officers, employees or directors. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

Section 22. Certain Remedies. Participant hereby acknowledges that, in the event of Participant’s breach of any of the provisions of Sections 19-21, the Company will be entitled to pursue any of the remedies and rights available to it, at law or otherwise, including but not limited to the right to require that Participant forfeit any portion of the Restricted Stock Units or shares of Common Stock or units of Stapled Securities underlying such Restricted Stock Units that have vested (which forfeiture will not be deemed to limit any of the Company’s other rights or remedies).

Section 23. Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter. Except as otherwise expressly set forth herein, the terms and conditions of the Restricted Stock Units will not be governed or affected by the terms of Participant’s employment agreement or offer letter, or any severance, change of control or similar agreement or policy of the Company or any Affiliate to which Participant may be party or by which he or she may be covered. For the avoidance of doubt, the Restricted Stock Units will be deemed to be an “Initial Award” for purposes of Participant’s employment agreement, if applicable.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

VANTAGE DRILLING INTERNATIONAL

By:
Name:
Title:

PARTICIPANT

Name:
Date: